UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant   ☒
Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RODMAN & RENSHAW CAPITAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1251 Avenue of the Americas
New York, New York 10020
(212) 356-0500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, FEBRUARY 5, 2010
AT 4:30 PM., EST

To our stockholders:

          You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Meeting”) of Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the “Company”), which will be held on Friday, February 5, 2010 at 4:30 PM eastern standard time at our corporate headquarters located at 1251 Avenue of the Americas, New York, New York 10020, 20th Floor, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement:

1.	To elect a board of directors to serve until the next annual meeting of the Company’s stockholders or until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2009 fiscal year; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

          Stockholders of record of the Company’s Common Stock at the close of business on January 8, 2010, the record date set by the Board of Directors, are entitled to notice of, and to vote at, the Meeting and at any adjournment or postponements thereof.

          THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ANY STOCKHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors,

Gregory R. Dow, Secretary

New York, New York
January 15, 2010

----------------------------
Important notice regarding Internet availability of proxy materials for the 2009 Annual Meeting to be held on February 5, 2010

The proxy materials for the Annual Meeting, including the 2008 Annual Report and Proxy
Statement, are available online at http://www.rodm.com
----------------------------

----------------------------
PROXY STATEMENT
----------------------------

          This proxy statement contains information related to the 2009 Annual Meeting of Stockholders (“Meeting”) of Rodman & Renshaw Capital Group, Inc., a Delaware corporation (“we”, “us”, “our” or the “Company”), to be held at our corporate headquarters located at 1251 Avenue of the Americas, New York, New York 10020, 20th Floor, on Friday, February 5, 2010 at 4:30 PM, EST, and at any postponements or adjournments thereof. The approximate date of mailing for this proxy statement, proxy card and a copy of our annual report on Form 10-K for the year ended December 31, 2008 is January 15, 2010.

SOLICITATION AND REVOCATION OF PROXIES

          A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, is solicited on behalf of the Board of Directors of the Company (the “Board”) for use at the Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and return it promptly to the Company. Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at anytime by either (i) a later-dated proxy, (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting or (iii) attendance at the Meeting and voting in person.

          The entire cost of soliciting these proxies will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. Members of the management of the Company may also solicit some stockholders in person, or by telephone, e-mail or fax, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.

          If your shares are registered directly in your name with Corporate Stock Transfer, Inc., our transfer agent, you are considered a stockholder of record. As a stockholder of record at the close of business on January 8, 2010 (the “Record Date”), you can vote in person at the Meeting or you can provide a proxy to be voted at the Meeting by signing and returning the enclosed proxy card. If you submit a proxy card, we will vote your shares as you direct. If you submit a proxy card without giving specific voting instructions, those shares will be voted as recommended by the Board. If your shares are held in a stock brokerage account or other nominee, you are considered the beneficial owner of those shares, and your shares are held in “street name.” If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote such shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange.

* * * * * * * * *

STOCKHOLDER’S VOTING RIGHTS

          Only holders of record of the Company’s Common Stock, $0.001 par value (“Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or at any adjournment or postponements thereof. On the Record Date there were 35,918,222 shares of Common Stock outstanding with one vote per share.

          Our bylaws provide that the holders of a majority of the shares of our Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. Abstentions and “broker non-votes” will be counted as present for the purpose of determining the presence of a quorum. With respect to the election of directors, “withheld” votes and “broker non-votes” will be deemed not to have been cast and will have no legal effect in the election of directors. With respect to the other matters described herein, abstentions will have the same effect as a vote against such proposals, but broker non-votes will have no legal effect on the proposals.

          With respect to the election of directors, assuming a quorum is present, the affirmative vote of a plurality of the votes cast by the holders of the Company’s common stock present in person or represented by proxy is required to elect each nominee. Election by a plurality means that the director nominee with the most votes for a particular Board seat is elected for that seat.

          With respect to the proposal to ratify KPMG LLP as the Company’s independent auditors for fiscal year ended December 31, 2009, or any other non-election matter that may come before the meeting, assuming a quorum is present, the affirmative vote of holders of a majority of the shares present in person or represented by proxy at the Meeting is required to approve the proposal. As discussed above, for purposes of the vote on any such proposal, abstentions are tantamount to a “no” vote and “broker non-votes” will not be counted and therefore will have no impact on the outcome.

          We have retained our transfer agent, Corporate Stock Transfer, Inc., as independent inspector of election to receive and tabulate the votes. Our transfer agent will also certify the results and perform any other acts required by the Delaware General Corporation Law.

* * * * * * * * *

MANAGEMENT

          Set forth below is information concerning our directors and senior executive officers, as of January 8, 2010.

Name	Age	Position
Wesley K. Clark	65	Chairman and Director
Michael Vasinkevich	42	Vice Chairman and Director
Edward Rubin	42	Chief Executive Officer (Principal Executive Officer), President and Director
John J. Borer III	52	Senior Managing Director, Head of Investment Banking and Director
David Horin	41	Chief Financial Officer (Principal Accounting Officer)
Winston Churchill	69	Director
Richard M. Cohen	58	Director
Peter F. Drake	56	Director
Sam Dryden	59	Director
Mark L. Friedman	61	Director
Marvin I. Haas	67	Director

          Executive officers are appointed by, and serve at the pleasure of, the Board of Directors. A brief biography of each director and executive officer follows:

          Wesley K. Clark. General Clark was appointed Chairman on July 10, 2007 and became a director on July 22, 2007. He was appointed chairman of Rodman & Renshaw Holding LLC (“Holding”), our predecessor, in January 2006. In addition to being an educator, writer and commentator, General Clark is chairman and chief executive officer of Wesley K. Clark & Associates, a strategic advisory firm he founded in March 2003. From June 2000 through March 2003, General Clark was a managing director at Stephens, Inc., an investment banking firm based in Arkansas. From June 1966 through June 2000, General Clark served in the U.S. Army where he held numerous staff and command positions and rose to the rank of 4-star general. He served as NATO Supreme Allied Commander and Commander in Chief of the U.S.-European Command from July 1997 through May 2000. In August 2000, General Clark was awarded the Presidential Medal of Freedom, the United States’ highest civilian honor. General Clark graduated from the United States Military Academy at West Point in 1966. He received a Masters in Philosophy, Politics and Economics from Oxford University where he was a Rhodes Scholar from 1966 to 1968. General Clark serves on the board of directors of Argyle Security, Inc., global provider of services and solutions in the physical electronic security industry, Juhl Energy, Inc., a wind energy provider, Nutracea Inc., a company engaged in stabilized rice bran nutrient research and dietary supplement development, Prysmian S.r.L.a provider of high-technology cables and systems for energy and telecommunication, AMG Advanced Metallurgical

Group N.V., a global producer of specialty metals and metallurgical vacuum furnace systems and Bankers Petroleum Ltd., a Canadian-based oil and gas exploration and production company.

          Michael Vasinkevich. Mr. Vasinkevich was appointed Vice Chairman on July 10, 2007 and became a director on July 22, 2007. He was appointed vice chairman of Holding in May 2007. He joined us in July 2002 as senior managing director and was appointed a director of Rodman & Renshaw, LLC (“R&R”), our registered broker-dealer in 2006 and a director of Holding in 2004. From August 1999 through May 2002, Mr. Vasinkevich was a managing director at Ladenburg Thalmann & Co. Inc., and for the last 11 months of his tenure there he was president of capital markets. From November 1998 through July 1999 he was the founder and managing director of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia. From June 1997 to November 1998, he was the managing director of the structured finance group at Jesup & Lamont Securities Corp.

          Edward Rubin. Mr. Rubin was appointed Chief Executive Officer on February 9, 2009, and became President and a director on July 10, 2007. He was appointed president of Holding in May 2007. He originally joined Holding in June 2002 as a senior managing director. He served as President of R&R from September 2006, as a director of R&R since 2006 and as a director of Holding since 2004. From August 1999 through May 2002, Mr. Rubin was a director, corporate finance with Ladenburg Thalmann & Co. Inc. From November 1998 through July 1999, he was the founder and executive vice president of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia. From July 1998 to November 1998, he was a vice president in the structured finance group at Jesup & Lamont Securities Corp. From November 1995 through December 1997, Mr. Rubin was assistant general counsel for NCH Capital, an investment fund specializing in investments in Eastern Europe and the former Soviet Union. From September 1993 through November 1995, Mr. Rubin was an associate in two law firms in New York, Friedman & Kaplan and Coudert Brothers. Mr. Rubin received his B.A. in political science from Bernard M. Baruch College in 1989 and his J.D. from New York University School of Law in 1993.

          John J. Borer III. Mr. Borer became a director on July 22, 2007 and a Senior Managing Director and Co-Head of Investment Banking in September 2007. Since July 2008, he has been Head of Investment Banking. Mr. Borer was our Chief Executive Officer from July 10, 2007 through September 4, 2007. Mr. Borer was appointed chief executive officer of Holding in May 2007. He also served as a director of Holding since April 2004 and a director of R&R since 2002. From 1998 through 2006 he was a senior managing director and the president of R&R. From 1991 through 1998, Mr. Borer was a managing director and head of investment banking at the broker-dealer affiliate of the original Rodman & Renshaw firm. From 1984 through 1991, Mr. Borer was senior vice president and investment manager in the new business development office of Security Pacific Business Credit Inc. From 1979 through 1984, he served as a vice president and business development officer with Barclays American Business Credit in its Los Angeles office. Mr. Borer received his B.S. in Agricultural Economics from the University of California at Davis in 1978 and his J.D. from Loyola Law School in Los Angeles in 1984.

          David Horin. Mr. Horin became our Chief Financial Officer on March 17, 2008. From 2003 through March 2008, Mr. Horin was the Managing Director of Accounting Policy and Financial Reporting at Jefferies & Company, Inc., the principal operating subsidiary of Jefferies Group, Inc. Prior to his employment at Jefferies & Company, from 2000 to 2003, Mr. Horin was a Senior Manager in KPMG’s Department of Professional Practice in New York, where he advised firm members and clients on technical accounting and risk management matters for a variety of public, international and early growth stage entities. Mr. Horin has a Bachelor of Science degree in Accounting from Baruch College at the City University of New York. Mr. Horin is also a Certified Public Accountant.

          Winston Churchill. Mr. Churchill became a director on October 16, 2007. He has served as the chairman of the board of Cyalume Technologies Holdings Inc. (OTCBB:CYLU), successor by change of name to Vector Intersect Security Acquisition Corp., since May 31, 2006. Since 1996, Mr. Churchill has been the managing general partner of SCP Partners, which manages several private equity and venture capital funds. From 1993 to the present he has been the chairman of CIP Capital Management, Inc., which manages a “small business investment company,” as defined by the National Association of Small Business Investment Companies. He is currently a director of Innovative Solutions and Support, a company engaged in the design, manufacture, and sale of flight information computers, flat panel displays, and monitoring systems; Amkor Technology, Inc., a subcontractor of semiconductor packaging and test services; Griffin Land & Nurseries, a real estate and landscape nursery business; and a number of private portfolio companies. Mr. Churchill received a B.S. in Physics, summa cum laude, from Fordham University in 1962, an M.A. in Economics from Oxford University, where he was a Rhodes Scholar, in 1964, and a J.D. from Yale Law School in 1967. He is a trustee of Immaculata University.

          Richard M. Cohen. Mr. Cohen became a director on August 13, 2007. Since 1996, he has been the President of Richard M. Cohen Consultants, a financial services consulting company that accepts engagements from public and private companies to assist with their corporate governance and corporate finance needs. Since 2003, Mr. Cohen has served as a director of Dune Energy, Inc., a publicly traded energy company for which he served as chief financial officer from November 2003 to April 2005. He is also currently serving as corporate secretary of Dune. Since February 2006, Mr. Cohen has served as a director of Helix Biomedix Inc. and since November 2007 he has served as a Director of Pinpoint Recovery Systems. From 1984 through 1992, Mr. Cohen was an investment banker at Henry Ansbacher, Furman Selz, where he specialized in mergers & acquisitions, public equity offerings, and restructurings. From 1980 through 1983, Mr. Cohen was a vice president of corporate development at Macmillan, Inc. Mr. Cohen is a certified public accountant (New York State). He received a B.S. from the University of Pennsylvania (Wharton) in 1973 and an M.B.A. from Stanford University in 1975.

          Peter F. Drake. Dr. Drake became a director on October 16, 2007. Dr. Drake is currently the managing general partner of Mayflower Partners, a healthcare investment fund. From 1999 to 2002, he served as a managing director in the Equity Research Department of Prudential Securities, Inc., following Prudential’s acquisition of Vector Securities International, an investment banking firm co-founded by Dr. Drake in 1988. Vector specialized in raising capital for emerging healthcare companies and acted as an advisor in merger and alliance transactions in the healthcare area. Dr. Drake joined the investment banking firm of Kidder, Peabody & Co. as a biotechnology analyst in 1983, becoming a partner in 1986. He currently serves on the board of directors of Trustmark Insurance Co., a healthcare insurance provider, Penwest Pharmaceuticals Co., a publicly traded healthcare company providing drug delivery systems, Cortex Pharmaceuticals, Inc., a publicly traded neuroscience company, and the Alliance for Aging Research, a non-profit organization dedicated to improving the health and quality of life for the elderly. Dr. Drake received a B.A. in Biology from Bowdoin College in 1976, a C.B.A. from the Wharton School of Business at the University of Pennsylvania in 1980 and a Ph.D. in Biochemistry and Neurobiology from Bryn Mawr College in 1983.

          Sam Dryden. Mr. Dryden became a director on July 22, 2007. He had been appointed to the board of directors of Holding in March 2007. Since January 1, 2007, he has served as a managing director of Wolfensohn & Company, a corporate advisory and investment firm, where he focuses on private equity investments in biofuels and other alternative energies. He is currently the chief executive officer of Emergent Genetics, LLC, a life science investment holding company, a position he has held since April 2004. From January 1997 through June 2006, he served as chairman and chief executive officer of Emergent Genetics, Inc., an international biotechnology company. He founded and held executive positions with both Agrigenetics Corporation, now part of Dow AgroSciences, and Big Stone Inc., a private venture-investment and development company, which participated in the founding of over a dozen life science companies. Mr. Dryden is a member of the Council on Foreign Relations where he serves on its Advisory Committee on Intellectual Property and American Competitiveness. Mr. Dryden received his B.A. from Emory University in 1973.

          Mark L. Friedman. Mr. Friedman became a director on October 16, 2007. Since 2001, he has served as a managing partner of Constellation Investment Partners LLC, a Florida based merchant-banking and special investment firm. In 2003, Mr. Friedman co-founded OnForce, Inc., an online marketplace for onsite technology services. Mr. Friedman was a partner of Shea & Gould, a national law firm, from 1982-1992 and also served as a member of its management committee. He previously served as a director of Allied Digital Technologies Corp. and of Disc Graphics, Inc., where he also served as director and chairman of the audit committee. Mr. Friedman received his B.A. in history, magna cum laude, in 1970 and his J.D., cum laude, in 1973 from the University of Pennsylvania. He was elected to the Phi Beta Kappa Society and was Articles Editor of the University of Pennsylvania Law Review.

          Marvin I. Haas. Mr. Haas became a director on October 16, 2007. From December 2006 through August 2008, Mr. Haas served as a member of the board of directors of Universal Power Group, Inc. and as chairman of its compensation committee and as a member of its corporate governance and nominating committee. From 1993 until its sale to the Sara Lee Corporation in 1999, Mr. Haas served as president and chief executive officer of Chock Full O’Nuts Corporation. Since his retirement from Chock Full O’Nuts, Mr. Haas has been a private investor. Mr. Haas received a B.A. from Northeastern University in 1965 and an M.B.A. from its Graduate School of Business in 1967.

Family Relationships

          None of the directors or executive officers is related by blood, marriage or adoption.

* * * * * * * * *

BENEFICIAL STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

          The following table sets forth information regarding beneficial ownership of our common stock as of January 8, 2010 (except as otherwise noted): (i) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our named executive officer; and (iv) all of our directors and executive officers as a group.

          Unless otherwise indicated in the footnotes to this table, based on information furnished by such stockholders, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address(1)	Common Stock Beneficially Owned

	Shares		Percent

Directors and Named Executive Officers
Wesley K. Clark	435,980	(4)	1.2%
Michael Vasinkevich	--	(5)	--
John J. Borer III	2,444,083		6.8%
Edward Rubin	12,711,683	(6)	35.4%
David Horin	239,195	(7)	*
Sam Dryden	85,062	(8)	*
Richard Cohen	46,434	(9)	*
Winston Churchill	352,105	(10)	1.0%
Mark L. Friedman	126,434	(9)	*
Marvin I. Haas	50,434	(9)	*
Peter F. Drake	115,534	(9)	*
Thomas Pinou	365,397	(12)	1.0%
All current officers and directors as a group (11 persons)	16,606,944	(11)	45.0%

5% Stockholders
Steven T. Newby
12716 Split Creek Court
North Potomac, MD 20878	3,740,533	(13)	10.4%

*	Less than 1.0%.
(1)	Unless indicated otherwise, all addresses are c/o Rodman & Renshaw Capital Group, Inc., 1251 Avenue of the Americas, New York, New York 10020.
(2)

Except as otherwise indicated and subject to applicable community property and similar laws, the Company assumes that each named person has the sole voting and investment power with respect to his or her shares, other than shares subject to options or other rights to acquire.

(3)

Percentage of Common Stock Beneficially Owned is based on the 35,918,222 shares outstanding as of January 8, 2010. In addition, shares which a person had the right to acquire that are included in his or her beneficial ownership are also deemed outstanding in calculating the percentage ownership of the person but not deemed outstanding as to any other person.

(4)	Includes 425,980 shares underlying options that are currently exercisable.
(5)

Mr. Vasinkevich does not beneficially own any shares. Paul Revere, LLC (“Revere”) beneficially owns 12,711,683 shares. ARF Trust, a trust for the benefit of Mr. Vasinkevich’s wife and children, owns a two-thirds membership interest in Revere. See note 6 below.

(6)

Shares owned by Revere, a former member of Rodman & Renshaw Holding, LLC. The members of Revere are the ARF Trust (two-thirds) and Edward Rubin and a trust for the benefit of his children (collectively one-third). Edward Rubin is the sole trustee of the ARF Trust and the wife and children of Michael Vasinkevich, our Vice Chairman, are its beneficiaries. Mr. Rubin has sole voting and investment power over all of the shares owned by Revere.

(7)	Includes 219,500 shares underlying restricted stock units (“RSUs”).
(8)	Includes 6,778 shares underlying warrants and 6,666 shares underlying options that are currently exercisable or exercisable within 60 days of January 8, 2010 and 39,768 shares underlying RSUs.
(9)	Includes 6,666 shares underlying options that are currently exercisable or exercisable within 60 days of January 8, 2010 and 39,768 shares underlying RSUs.
(10)	Includes 28,806 shares underlying warrants and 6,666 shares underlying options that are currently exercisable or exercisable within 60 days of January 8, 2010 and 39,768 shares underlying RSUs.
(11)	Includes 501,560 shares underlying options and warrants that are currently exercisable or exercisable within 60 days of January 8, 2010 and 458,108 shares underlying RSUs.
(12)	Includes 106,495 shares underlying options that are currently exercisable or exercisable within 60 days of January 8, 2010 and 15,861 shares underlying RSUs.
(13)

The information with respect to this stockholder is derived from the Schedule 13G filed by the stockholder on January 6, 2010 with the Securities and Exchange Commission, reporting shares beneficially owned at December 31, 2009.

* * * * * * * * *

PROPOSAL NO. 1
ELECTION OF DIRECTORS

          Under our bylaws, the number of directors at any one time may not be less than one or more than eleven. The maximum number of directors at any one time may be increased by a vote of a majority of the directors then serving. Currently, the Board of Directors consists of ten members, six of whom qualify as “independent” under the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and The NASDAQ Stock Market, Inc. (“NASDAQ”). Our charter provides for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified. It is anticipated that the Board of Directors will meet at least quarterly.

          The nominees named herein are presently members of the Board, and each nominee has consented to serve as a director if elected at this year’s Meeting. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that the Board may nominate as a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees shown below.

Nominees standing for election to the Board

Name	Age	Title

Wesley K. Clark	65	Chairman and Director
Michael Vasinkevich	42	Vice Chairman and Director
Edward Rubin	42	Chief Executive Officer (Principal Executive Officer) President and Director
John J. Borer III	52	Senior Managing Director, Head of Investment Banking and Director
Winston Churchill	69	Director
Richard M. Cohen	58	Director
Peter F. Drake	56	Director
Sam Dryden	59	Director
Mark L. Friedman	61	Director
Marvin I. Haas	67	Director

          The principal occupation and business experience for at least the last five years for each nominee is set forth in the section entitled Management above.

The Board recommends a vote “FOR” the election of the nominees named above and proxies that are signed and returned will be so voted unless otherwise instructed.

* * * * * * * * *

CORPORATE GOVERANCE AND BOARD COMMITTEES

Board Composition

          Currently, the Board of Directors consists of ten members. Our charter provides for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified. The Annual Meeting to which this Proxy Statement relates is the Company’s 2009 Annual Meeting.

Director Independence

          Six of our ten directors, Messrs. Cohen, Churchill, Drake, Dryden, Friedman and Haas, qualify as independent under the rules and regulations of the SEC and NASDAQ.

Board Meetings

          The Board met seven times during 2008. A majority of the directors attended all of the meetings of the Board. All persons who were directors during 2008 attended at least 75% of the meetings of the Board and each Committee upon which he was then serving. Absent special circumstances, each director is expected to attend the annual meeting of stockholders. All of our directors attended the 2008 Annual Meeting.

Committees Established by the Board

          The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee has three members, all of whom qualify as “independent” under the rules and regulations of the SEC and NASDAQ.

          Audit Committee. The Board of Directors has appointed Richard Cohen, Winston Churchill and Peter F. Drake as the members of the Audit Committee. Mr. Cohen is the chairman of the committee and also qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC and NASDAQ. The Audit Committee reviews and reports to the Board of Directors on our internal accounting and financial controls and on the accounting principles and auditing practices and procedures to be employed in preparing and reviewing our consolidated financial statements. The Audit Committee is also responsible for engaging and overseeing our independent public auditors, the scope of the audit to be undertaken by such auditors and the pre-approval of any audit and permitted non-audit services provided by such auditors. During 2008, the Audit Committee held four meetings. We have adopted a Charter establishing and governing the Audit Committee, a copy of which is posted on our website at www.rodm.com.

          Compensation Committee. The Board of Directors has appointed Mark L. Friedman, Sam Dryden and Marvin I. Haas as the members of the Compensation Committee. Mr. Friedman serves as chairman of the committee. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies, practices and procedures relating to the compensation of the officers and other managerial employees, including the determination in its discretion of the amount of annual bonuses, if any, for our executive officers and other professionals, and the establishment and administration of employee benefit plans. The Compensation Committee exercises all authority under our employee equity incentive plans and will advise and consult with our senior executives as may be requested regarding managerial personnel policies. During 2008, the Compensation Committee held six meetings. We have adopted a Charter establishing and governing the Compensation Committee, a copy of which is posted on our website at www.rodm.com.

          Nominating and Corporate Governance Committee. The Board of Directors has appointed Winston Churchill, Peter F. Drake and Mark L. Friedman as the members of the Nominating and Corporate Governance Committee. Mr. Churchill serves as chairman of the committee. The Nominating and Corporate Governance Committee identifies and recommends nominees to the Board of Directors and oversees compliance with our corporate governance guidelines. During 2008, the Nominating and Corporate Governance Committee held one meeting. We have adopted a Charter establishing and governing the Nominating and Corporate Governance Committee, a copy of which is posted on our website at www.rodm.com.

          Executive Session. The non-management directors of the Board of Directors meet in executive session at each meeting of the Board of Directors. The non-management directors have the authority to retain outside consultants and to schedule additional meetings in their discretion.

Stockholder Recommendation for Director Nominations

          As noted above, the Nominating and Corporate Governance Committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be sent to us in a timely manner, either in person or by certified mail, to the attention of our Corporate Secretary. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation but must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director if elected. The Nominating and Corporate Governance Committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of the candidate, among other things. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of the Board.

Communications with Non-Management Members of the Board

          The Company’s Corporate Governance Policies set forth a process by which stockholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communication via https://rodmanandrenshaw.silentwhistle.com/ethfeedback/index.jsp or toll free number (866) 851-9745. All such correspondence is provided to the presiding chairman at, or prior to, the next executive session held at a regular Board meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

          Cynthia Van Osch, the wife of John Borer, a director and our Head of Investment Banking, is employed by the Company. During 2008 and 2009, Ms. Van Osch received $97,894 and $49,558, respectively, for services rendered.

          We were the representative of the underwriters in the initial public offering of Vector Intersect Security Acquisition Corp. (“Vector”) which was consummated in April 2007. Vector was a special purpose acquisition company (SPAC) targeting the homeland security, national security and/or command and control industries. Pursuant to the underwriting agreement, we agreed to deposit a portion of our underwriting fees into the SPAC trust account until the earlier of a business combination or the liquidation of the trust account. We also agreed to forfeit any rights to such fees unless Vector successfully consummated a business combination. In December 2008, Vector consummated a business combination transaction. In connection with that transaction, we agreed to lend to Vector approximately $1.8 million of the funds held in the trust account for our benefit. The loan is evidenced by an unsecured promissory note bearing interest at the rate of 8% per annum and due on June 30, 2014. Winston Churchill, who became a director of the Company in October 2007, was a director and principal stockholder of Vector at the time of the transactions described above.

Director and Officer Indemnification

          We have entered into indemnity agreements with our directors and officers indemnifying them against all losses, damages, costs and expenses incurred by them arising out of their service in such capacity, subject to the limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our bylaws.

Tax Indemnification Agreement

          Prior to the July 10, 2007, we operated as a limited liability company (treated as a partnership for income tax purposes) and, as such, our former members, including Revere, generally, will be liable for adjustments to taxes (including federal and state income taxes) attributable to our operations prior to July 10, 2007. In connection with our conversion to a corporation which occurred on July 10, 2007, we entered into a tax indemnification agreement to indemnify our former members, including Revere, and their respective members and stockholders, including John J. Borer III, Edward Rubin, Thomas Pinou and a trust for the benefit of the wife and children of Michael Vasinkevich, against increases in taxes that relate to our activities prior to becoming a corporation. The tax indemnification agreement includes provisions that permit us to control any tax proceeding or contest which might result in our being required to make a payment under the tax indemnification agreement.

Policies and Procedures for Related Party Transactions

          We have adopted a code of business conduct and ethics, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent committee of the Board in the case where it is inappropriate for our Audit Committee to review such a transaction due to a conflict of interest. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee will approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Audit Committee determines in the good faith exercise of its discretion.

* * * * * * * * *

COMPENSATION OF DIRECTORS

          Each member of the Board who is not an employee receives, as compensation for service on the Board: (i) an annual retainer of $20,000; (ii) $1,000 for each meeting of the Board attended either in person or telephonically and (iii) $750 for each committee meeting attended either in person or telephonically. In addition, each committee chairman receives an additional annual retainer as follows: (i) Audit Committee — $12,500; (ii) Compensation Committee — $7,500; and (iii) Nominating and Corporate Governance Committee — $5,000. Such additional compensation is intended to reflect special efforts of such board members. In 2009, each non-employee received a RSU grant covering 30,000 shares of our common stock, 10,000 shares of which vested on the date of grant and 10,000 shares of which will vest on the first and second anniversary of the grant date, subject to forfeiture and accelerated vesting upon specified events. In addition, the shares have a selling restriction for two years following the final vesting date. Board members will be reimbursed for reasonable travel expenses associated with attending any board or committee meetings.

          The following table sets forth the compensation paid to our directors who are not named executive officers for the year ended December 31, 2008.

Director Compensation - 2008

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation	Total

Wesley K. Clark(3)	--	--	--	$250,000	$250,000
Sam Dryden	$28,750	$4,949	$6,890	--	40,589
Richard Cohen	41,250	4,949	6,890	--	53,089
Winston Churchill	32,000	4,949	6,890	--	43,839
Peter F. Drake	26,000	4,949	6,890	--	37,839
Mark L. Friedman	36,250	4,949	6,890	--	48,089
Marvin I. Haas	28,750	4,949	6,890	--	40,589

(1)

Each non-employee director received a grant of 9,768 RSUs on October 27, 2008. The RSUs were non-forfeitable upon grant, but will not be eligible for settlement until October 27, 2010, subject to accelerated settlement only upon a change in control of Rodman but not upon a termination of service as a director. The grant date fair value of each RSU was $4,949. This fair value equals the closing price of our common stock on the date of grant, subject to a discount (reduction) based on the restrictions that delay settlement and thus preclude marketability of the underlying shares for a two-year period as well as an additional 10% discount. We calculate this discount using a protective put method model. The 2008 grant of RSUs to these directors was subject to a 62% discount based on this methodology. At December 31, 2008, each of the non-employee directors held no unvested stock awards and held 9,768 vested RSUs. Messrs. Drake and Cohen have elected to defer settlement of the RSUs beyond the scheduled settlement date, until their termination of service as a director.

(2)

Amounts reflect the dollar amount recognized for financial statement reporting purposes with respect to stock options for each director for 2008 in accordance with FAS 123R, including expense from stock options granted before 2008 which required service in all or part of 2008. The compensation amounts were not discounted for estimated forfeitures related to the service-based vesting conditions. On October 27, 2008, each non-employee director received a grant of 10,000 stock options exercisable at $5.00 per share, with a stated expiration date of ten years after the date of grant. The options vested as to one-third of the underlying shares on each of October 27, 2008 and 2009, and will vest as to the remaining one-third on October 27, 2010, subject to accelerated vesting. The grant-date fair value of the options was determined using a Black-Scholes option valuation methodology, assuming a risk free interest rate of 4.66%, weighted average expected life of six years and an expected volatility of 33%. At December 31, 2008, each of the non-employee directors held all 10,000 options of the grant dated October 27, 2007. General Clark holds 425,980 options exercisable at $3.78 per share granted December 22, 2006. The options expire five years after the date of grant. For those options, the grant-date fair value was determined using a Black-Scholes option valuation methodology, assuming a risk free interest rate of 4.64%, weighted average expected life of 3.5 years and an expected volatility of 33%.

(3)

General Clark is an employee, and receives no separate compensation for service on the Board. His compensation is described below. The amount in the column “All Other Compensation” represents the amount of compensation we paid to him in 2008.

          Wesley K. Clark is employed by us as the Chairman of the Board and serves as a Director. His employment commenced January 30, 2006. Under his current employment agreement, he receives an annual base salary of $250,000. In addition, he is eligible to receive the following cash bonuses: (i) up to 15% of fees received by Rodman, our broker-dealer affiliate, in connection with any transaction introduced by him; and (ii) a discretionary amount at the end of each calendar quarter. In addition, the agreement: (i) granted him options to purchase 425,980 shares of our common stock at $3.78 per share, all of which were vested at December 31, 2008; and (ii) provides for payment of an amount if there is a “Change of Control Event” during the period of employment. In general, the amount cannot exceed $1,514,942, and would be reduced to the extent that the fair market value of a share of our common stock is less than $3.78 per share (as adjusted) on the date of the Change of Control Event. We may make the payment, in our absolute discretion, in cash or other property, including the shares or other property which may have been received in the transaction which constituted the Change of Control Event. A “Change of Control Event,” in general, means the acquisition by any one person, or a group, of more than 50% of the total fair market value or total voting power of our capital stock or of substantially all of our assets.

* * * * * * * * *

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

          Our executive compensation program is designed to incentivize our executive officers to effectively lead, manage and grow our business. Because the compensation of our executive officers plays an integral role in our success, our compensation programs are designed to attract, retain, and motivate top quality and effective executives and professionals. For 2008, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving at the end of the year were “named executive officers” under applicable rules of the SEC. In addition, Thomas Pinou served as our Chief Financial Officer for part of 2008, and therefore also is a named executive officer for 2008.

          A substantial portion of each named executive officer’s total compensation is variable and delivered on a pay-for-performance basis. We believe this model is appropriate to our size and entrepreneurial culture, and provides a key incentive to motivate management to achieve our business objectives. The executive compensation program provides compensation opportunities, contingent upon performance, that are competitive with practices of other similar investment banking firms. We are committed to using our executive compensation program to foster our ownership culture and broaden executive ownership over time. We strongly believe that the cash and equity components of our compensation plans will align the interests of our named executive officers and other key employees with our stockholders and will promote the creation of long-term stockholder value.

          We also intend to control the expense of our program, and this can best be accomplished by linking much of executive pay to performance. The Compensation Committee set a compensation and firm-wide benefits expense target for the 2008 fiscal year at 55% of total consolidated cash revenues. In the view of the Committee, for our services based business, this represented a fair allocation of the rewards of business success between employees, management and stockholders.

Determination of Compensation

          In allocating compensation to our named executive officers, the primary emphasis, in addition to our performance, is on each individual’s contribution and business unit performance and on compensation recommendations of the Compensation Committee, which has the primary responsibility and authority to determine and recommend the compensation of our named executive officers and other key employees. We may utilize third-party compensation consultants and surveys to provide industry data to better support our determination of the key elements of our named executive officer compensation programs. However, for 2008, we did not use a consultant for any significant compensation decision, and we used survey data only for general reference and not for the purpose of benchmarking compensation levels. Compensation of our named executive officers is determined by the Compensation Committee, and in some instances decisions may be subject to approval of the full Board. The Committee also consults with the named executive officers and considers their recommendations regarding compensation matters.

Compensation Components

          The most significant components of the compensation program for our named executive officers in 2008 were base salary, cash bonuses (annual incentive awards) and equity awards in the form of restricted stock and restricted stock units.

Base Salary

          Consistent with industry practice, the base salaries for our named executive officers account for a relatively small portion of their overall targeted compensation. We believe that relatively modest salaries are accepted in the industry, with the potential for substantial bonus compensation and value from long-term equity awards being viewed by senior management personnel as the far more important component of compensation. Named executive officer base salaries and subsequent adjustments, if any, are reviewed from time to time (not more frequently than annually) based on a review of our business results, relevant market data, the executive’s performance, and the executive’s experience, expertise and duties. For 2008, we did not change the base salary level of any of our continuing executives.

Cash Bonus

          Cash bonus compensation is a key component of our executive compensation program. In 2008, we implemented pre-set, performance based annual incentive awards for the executive officers (other than those serving as financial officers). We also paid certain bonuses that were guaranteed under employment agreements with Messrs. Lacovara and Horin; these bonus amounts were part of the compensation package which we negotiated in recruiting those individuals to join the management team. In addition, the Compensation Committee has the authority to award discretionary cash bonuses based on a number of variables that are linked to our overall, and the executive’s individual, performance. Among the named executive officers, only Mr. Pinou was awarded a discretionary bonus for 2008.

          In August 2007, the Compensation Committee and the Board unanimously approved and adopted, and our stockholders approved, our Executive Bonus Plan (the “Bonus Plan”). The Bonus Plan includes the following key provisions:

•	The plan is administered by the Compensation Committee of the Board.

•	The plan has a term of five years, ending August 31, 2012.

•	The initial participants in the plan were Michael Lacovara, John J. Borer III, Michael Vasinkevich and Edward Rubin. The Compensation Committee may designate other employees as participants.

•

The Compensation Committee will determine the size of the hypothetical bonus pool to be distributed to the participants and the amount to be allocated to each participant based on performance criteria that it establishes. For 2008, the Committee authorized the funding of the bonus pool in an amount equal to 55% of 2008 total consolidated cash revenues, minus the base compensation payable to the participants and other compensation for employees but excluding from compensation equity-based compensation granted prior to October 17, 2007 and insurance premiums paid in respect of “key-man” life insurance policies for our benefit.

•

The Committee sets the allocation of the bonus pool before or early in the performance year, provided that in no event may the amount distributed in any single fiscal year to a participant exceed 25% of our total consolidated gross revenues for such year, as reported on our financial statements. For 2008, the Committee set allocations of this pool as follows: Mr. Lacovara, 10%; Mr. Borer, 20%; Mr. Vasinkevich, 35%; and Mr. Rubin, 35%. No bonuses would be payable if the funding formula resulted in zero or a negative amount. The maximum bonuses payable likewise were governed by this formula, subject to any lower limit that may be applicable under the Executive Bonus Plan.

•

The Plan contains an overall limit on the bonus pool. In no event may the amounts payable pursuant to the plan in any one fiscal year, when added to all of our other compensation and benefits expenses for that year, as reported on our financial statements, exceed 60% of our total consolidated cash revenues for that year, excluding insurance premiums paid with respect to “key-man” life insurance policies for our benefit and equity-based compensation attributable to awards granted prior to September 30, 2007. As stated above, for 2008, the Committee set the cap on the pool at 55% of total consolidated cash revenues.

          For 2008, the funding pool formula did not result in any amount being funded to the pool, so no amounts were payable as annual incentive awards under the Executive Bonus Plan. This result is aligned with our overall performance, which was negatively affected by the severe downturn in the financial services sector. The Committee implemented a bonus pool in 2009 under the Bonus Plan, which will be funded based on a specified level of revenues less specified firm-wide compensation expense.

          For 2008, we paid certain guaranteed bonus amounts to Mr. Lacovara and Mr. Horin, under the terms of their employment agreements. We are permitted to pay a portion of those amounts in the form of equity compensation, and did so by granting restricted stock units (“RSUs”) to these executive officers in August 2008 and to Mr. Horin in March 2008 and February 2009. We valued the RSUs at their fair value, which included a discount from their then-current fair market value due to restrictions on settlement that extend beyond the time at which the risk of forfeiture would lapse for a voluntary termination of employment. See “Summary Compensation Table,” footnote (1). All of the RSU grants reflected for 2008 in the Grants of Plan-Based Awards Table were grants made in lieu of payment of guaranteed cash bonuses under the executive’s employment agreement.

          In addition, under the terms of Mr. Lacovara’s employment agreement, he was entitled to a bonus opportunity in 2008 providing for a bonus of $1,050,000 if 2008 consolidated gross revenues were more than 110% of the level of 2007 consolidated gross revenues. This performance goal was not met, so this bonus opportunity resulted in no bonus payout for 2008.

Profit Distributions on Membership Interests

          Prior to July 10, 2007, we operated as a limited liability company, taxable as a partnership for federal and state income tax purposes. Accordingly, we were able to distribute profits based on special allocations to our senior executive officers in their capacities as members. Since July 10, 2007, we have operated as a “C” corporation and, as such, we no longer have the ability to make profits distributions to our senior executives based on special allocations.

Equity-based Compensation

          In August 2007, the Compensation Committee and the Board unanimously approved and adopted and our stockholders ratified the 2007 Stock and Incentive Plan (the “2007 Plan”). In October 2008, the plan was amended to increase the number of shares that it covered. The purpose of the 2007 Plan is to align the interests of the participants with those of our stockholders through equity-based compensation alternatives, thereby promoting our long-term financial interests and enhancing long-term stockholder return. The 2007 Plan is intended to enhance our ability to effectively recruit, motivate and retain the caliber of employees essential for our success and provide them with incentive compensation opportunities that are competitive with those of similar companies and to give us needed certainty and flexibility in designing and managing equity-based compensation to meet the needs of its growing business over an extended period of time.

          In 2008, we granted equity awards in the form of restricted stock or restricted stock units as a partial payment of guaranteed bonuses to two named executive officers, and as a discretionary bonus to one named executive, each as discussed above. We did not make other grants of equity awards to named executive officers. Messrs. Borer, Vasinkevich, and Rubin have indirect ownership or other interests in substantial equity in the firm, and the Committee has not authorized equity awards to those executives to date.

          As part of the compensation authorized for Mr. Lacovara in 2007, he received a grant of 750,000 shares of restricted stock, which subsequently were converted to an equal number of RSUs. The earning of such RSUs was subject to a performance condition requiring growth in our consolidated gross revenues in 2008, 2009 and 2010 as compared to 2007 levels. The goal for 2008, 10% growth from the 2007 level of consolidated growth revenues, was not met, but the 250,000 RSUs (one-third of the total) earnable for 2008 remained potentially earnable if 2009 consolidated gross revenues are 120% of the 2007 level. In connection with the termination of Mr. Lacovara’s employment in February 2009, in accordance with the terms of his employment agreement and the equity awards, the vesting of this grant and other equity awards was accelerated.

          During 2008, in order to encourage long-term holding of stock-based equity awards, we permitted executives to elect to defer outstanding awards in the form of RSUs. Such elective deferrals did not reduce the vesting periods applicable to such awards, but permitted deferral beyond the stated vesting dates.

Tax Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code generally disallows public companies from deducting compensation to named executive officers (other than the chief financial officer) in excess of $1 million in any tax year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that annual incentive awards under our Executive Bonus Plan should qualify as “performance-based” compensation under Section 162(m), so that resulting compensation should be deductible without limitation under Section 162(m). In addition, options granted under the 2007 Plan are intended to qualify as such “performance-based compensation,”

and the 2007 Plan also enables us to impose performance conditions on grants of restricted stock or RSUs so that those awards should qualify as “performance-based” compensation under Section 162(m).

          In some instances, the Compensation Committee and the Board may determine that it is in the best interests of Rodman to pay compensation that is not fully deductible under Code Section 162(m). In particular, in seeking to recruit or retain qualified individuals to serve as executive officers, we may negotiate compensation arrangements that are not fully deductible by us. In addition, future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that compensation will qualify as “performance-based compensation” that is fully deductible by us under Section 162(m).

Other Compensation

          All of our executives are eligible to participate in our employee benefit plans, including medical, dental, and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of senior executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally.

          We provide severance protection for specified terminations of employment for the named executive officers as well as accelerated vesting of equity awards upon such terminations or upon a change in control, as described below under the caption “Potential Payments Upon Termination or Change in Control.” These provisions are widespread and customary for publicly held U.S. companies. We have concluded that providing such terms helps us recruit and retain executive officers, and that such terms are fair to us and to the executive officers.

SUMMARY OF COMPENSATION

          The following table describes the components of the total compensation paid to our named executive officers for 2008, 2007 and 2006.

Summary Compensation Table

	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)		All Other Compensation	Total

Principal Executive Officer
Michael Lacovara	2008	$150,000	$707,500	$54,784		$516,775	$—	$1,429,059
Chief Executive Officer(2)	2007	$50,000	$420,000	$404,212		$108,523	$2,526	$985,261

Principal Accounting Officer
David Horin(3)	2008	$200,000	$472,500	$55,924		$—	$—	$728,424
Chief Financial Officer

Michael Vasinkevich	2008	$150,000	$—	$—	$		$—	$150,000
Vice Chairman	2007	$125,000	$2,493,600	$—		$—	$8,046	$2,626,646
	2006	$—	$712,172	$—		$—	$4,230,626	$4,942,798
Edward Rubin	2008	$150,000	$—	$—		$—	$—	$150,000
President(4)	2007	$125,000	$1,245,800	$—		$—	$8,046	$1,378,846
	2006	$—	$378,929	$—		$—	$2,056,897	$2,435,826

John J. Borer III	2008	$150,000	$—	$—	$		$—	$150,000
Head of Investment Banking	2007	$125,000	$495,600	$—		$—	$8,046	$628,646
	2006	$—	$400,000	$—		$—	$1,534,000	$1,934,000

Thomas Pinou	2008	$150,000	$115,000	$13,834		$20,812	$—	$299,646
Former Chief Financial Officer(5)	2007	$150,000	$250,000	$—		$32,727	$8,046	$440,773
	2006	$150,000	$250,000	$—		$11,942	$14,000	$425,942

(1)

Amounts reflect the dollar amount recognized for financial statement reporting purposes with respect to stock awards and stock options in accordance with FASB 123R, Accounting for Stock Based Compensation (“FASB 123R”), including expense from stock awards and stock options granted before 2008 which required service in all or part of 2008. The compensation amounts were not discounted for estimated forfeitures related to the service-based vesting conditions. We determine the fair value of restricted stock and RSUs as the closing price of our common stock on the date of grant, subject to a discount (reduction) in the case of RSUs that impose restrictions that delay settlement and thus preclude marketability of the underlying shares for periods extending after the lapse of the risk of forfeiture (vesting). We calculate this discount using a protective put method model. We determine the fair value of stock options using a Black-Scholes option valuation methodology. Further information on how we determine these fair values, including the assumptions we use in applying the option valuation methodology, is set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, particularly Notes 2 and 15, which are incorporated herein by reference.

(2)	Employment commenced September 4, 2007 and terminated February 9, 2009.

(3)	Served as our Chief Financial Officer since March 17, 2008.

(4)	Also became our Chief Executive Officer effective February 9, 2009.

(5)	Served as our Chief Financial Officer until March 16, 2008, at which date he assumed other duties.

Grants of Plan-Based Awards

          The following table provides information regarding each grant of a plan-based award made to a named executive officer in the year ended December 31, 2008.

			Estimated future payouts under non-equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant date fair value of stock and option awards ($)(1)

(a) Name	(b) Grant Date		(c) Threshold	(d) Target	(e) Maximum

Michael Lacovara	1/1/2008	(3)	—	$1,050,000(3)	—	—	—
	2/15/2008		—	—	—	71,429	$162,858
	3/27/2008		—	(2)	(2)	—	—
	8/15/2008		—	—	—	58,176	$51,903

John J. Borer III	3/27/2008		—	(2)	(2)	—	—

David Horin	3/17/2008		—	—	—	100,000	$205,000
	8/15/2008		—	—	—	16,509	$14,729
	2/6/2009		—	—	—	74,243	$17,967

Michael Vasinkevich	3/27/2008		—	(2)	(2)	—	—

Edward Rubin	3/27/2008		—	(2)	(2)	—	—

Thomas Pinou	2/15/2008		—	—	—	19,841	$45,237
	8/15/2008		—	—	—	4,996	$4,457
	2/6/2009		—	—	—	10,465	$2,629

(1)

Fair value of restricted stock and RSUs equals the closing price of our common stock on the date of grant, subject to a discount (reduction) in the case of RSUs that impose restrictions that delay settlement and thus preclude marketability of underlying shares for periods extending after the lapse of the risk of forfeiture (vesting). We calculate this discount using a protective put method model. The grant of RSUs on August 15, 2008 was subject to a 49% discount based on this methodology. The grant of RSUs on February 6, 2009 was subject to a 65% discount based on this methodology.

(2)

Under our Executive Bonus Plan, the Compensation Committee authorized annual incentive awards for 2008 for Messrs. Lacovara, Borer, Vasinkevich and Rubin based on the extent of funding of a hypothetical bonus pool. This pool would be funded in an amount equal to 55% of 2008 total consolidated cash revenues, minus the base compensation payable to the participants and other compensation for employees. The Compensation Committee set allocations of this pool as follows: Mr. Lacovara, 10%; Mr. Borer, 20%; Mr. Vasinkevich, 35%; and Mr. Rubin, 35%. No bonuses would be payable if the funding formula resulted in zero or a negative amount. The maximum bonuses payable likewise were governed by this formula, subject to any lower limit that may be applicable under the Executive Bonus Plan.

(3)

Under Mr. Lacavora’s employment agreement, approved by the Board on August 9, 2007, he became entitled to earn a bonus through 2008 performance (part of his “Level One Incentive Compensation”). The performance goal for earning this bonus was achievement of consolidated gross revenues in 2008 at a level of more than 110% of our consolidated gross revenues in 2007.

Employment Arrangements with Named Executive Officers

          In March 2007, we entered into an employment agreement with each of Michael Vasinkevich, Edward Rubin and John J. Borer III, subsequently modified in July 2007 and October 2009. Each of these agreements is substantially identical and their salient provisions are as follows:

Term: Three years, terminating February 28, 2011, with a 90-day “evergreen” provision.

Base Salary: $150,000 per annum, subject to increase in the sole discretion of the Compensation Committee.

Incentive Compensation: For each fiscal year during the term of their agreements, an amount to these named executive officers, which, when added to the amount of salaries, bonuses, the cost of benefits and all other employee-related expenses (including employment taxes), but excluding equity-based compensation granted prior to October 17, 2007 and certain other items, does not exceed in the aggregate 55% of our gross revenues for such fiscal year, although we may increase this percentage for years subsequent to 2007 with their consent. The amount of incentive compensation will be determined by the Compensation Committee based on our overall revenue and profits and the relative productivity of the individual.

Benefits. Each individual is entitled to participate in any retirement plans, pension, insurance, health, disability or other benefit plan or program that is maintained by the Company.

Termination of Employment. Termination provisions are described below under the caption “Potential Payments Upon Termination or Change in Control.”

          In August 2007, we entered into an employment agreement with our former Chief Executive Officer, Michael Lacovara, which provided for Mr. Lacovara to serve as our Chief Executive Officer. Mr. Lacovara’s employment agreement was unanimously approved by the Board and the Compensation Committee and the performance-based compensation provisions it contains were also approved by our stockholders. On February 9, 2009, Mr. Lacovara’s employment terminated.

The material terms of Mr. Lacovara’s employment agreement were as follows:

Term: September 4, 2007 through December 31, 2009, with a 90-day “evergreen” provision.

Title: Chief Executive Officer and a member of the Board.

Base compensation: $150,000 per year.

Level One Incentive Compensation: Year ended December 31, 2007: $616,666; Year ended December 31, 2008: $800,000 plus $1,050,000 if our consolidated gross revenues for the year ended December 31, 2008 was more than 110% of our consolidated gross revenues for the year ended December 31, 2007; Year ended December 31, 2009: $800,000 plus $1,050,000 if our consolidated gross revenues for the year ended December 31, 2009 is more than 120% of our consolidated gross revenues for the year ended December 31, 2007. We are permitted to pay a portion of these bonus amounts in the form of equity awards.

Additional Incentive Compensation: Mr. Lacovara was eligible to participate in the August Bonus Plan as well as any other plan we adopt for our executives.

Restricted Stock Grant: Upon commencement of his employment in September 2007, Mr. Lacovara received 750,000 shares of restricted common stock pursuant to the 2007 Plan. The shares would vest in three annual installments on the first, second and third anniversary of the grant date subject to the achievement of targeted revenue goals, and would be subject to accelerated vesting in the event of death, disability, termination without cause, termination for good reason (as defined in his employment agreement) and termination upon a change in control.

Stock Options: In October 2007, we granted to Mr. Lacovara options to purchase 750,000 shares of common stock under the 2007 Plan pursuant to the terms of Mr. Lacovara’s employment agreement. The exercise price per share is $5.00. The options vest in three tranches on the first, second and third anniversary of the grant date, subject to continued employment on such dates, and would be subject to accelerated vesting in the event of death, disability, termination without cause, termination for good reason and termination upon a change in control.

Termination Payment: Termination provisions are described below under the caption “Potential Payments Upon Termination or Change in Control.”

Section 162(m) Tax Treatment: The Level One Incentive Compensation, the Additional Incentive Compensation, the Restricted Stock Grant and the Stock Options are all intended to be performance-based compensation, such that the deduction of compensation expense attributable to these payments and awards will not be limited by Section 162(m) of the Internal Revenue Code.

          In February 2008, we entered into an at-will employment agreement with Mr. Horin, our vice president and chief financial officer. Mr. Horin’s employment commenced on March 17, 2009. Pursuant to the agreement, Mr. Horin serves at the pleasure of the Board and is entitled to receive base compensation of $200,000 per year plus an annual bonus to be determined in accordance with our prevailing compensation practices except that, for calendar years 2008 and 2009 such bonuses will not be less than $350,000 per annum. We are permitted to pay a portion of such bonus in the form of equity awards. In addition, on the commencement date of his employment, Mr. Horin was granted 100,000 restricted shares of our common stock pursuant to a restricted stock agreement which provided for vesting in three annual installments on the first, second and third anniversary of the grant date, provided Mr. Horin has not been terminated for cause prior to vesting, and for accelerated vesting in the event of death, disability, termination without cause, termination for good reason, and termination upon a change in control. This grant was exchanged for 100,000 RSUs in December 2008. Termination provisions are described below under the caption “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End – 2008

The following table shows information concerning grants of outstanding equity awards held by the named executive officers on December 31, 2008.

Name	Number of securities underlying unexercised options -- exercisable	Number of securities underlying unexercised options -- unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(1)	Market value of shares or units of stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)

Michael Lacovara	250,000(1)	500,000(1)	$5.00	10/14/2017	129,605(2)	111,460 (3)	750,000(4)	645,000 (3)

John J. Borer III	—	—	—	—	—	—	—	—

David Horin	—	—	—	—	116,509(5)	100,199(3)	—	—

Michael Vasinkevich	—	—	—	—	—	—	—	—

Edward Rubin	—	—	—	—	—	—	—	—

Thomas Pinou	106,495	—	$3.78	4/27/2011	24,837(6)	21,360	—	—

(1)

The 750,000 stock options subject to this grant became or would become vested in three tranches on the first, second and third anniversary of the grant date, October 15, 2007, subject to continued employment on such dates, and subject to accelerated vesting in the event of death, disability, termination without cause, termination for Good Reason (as defined in Mr. Lacovara’s employment agreement) and termination upon a change in control. In the event that we elected not to extend his employment agreement beyond December 31, 2009, one-half of any unvested options would immediately vest and one-half would be immediately cancelled. As a result of the termination of Mr. Lacovara’s employment on February 9, 2009, all of these options became fully vested.

(2)

These are RSUs, consisting of a grant of 71,429 RSUs resulting from a grant of restricted stock on February 15, 2008 and 58,176 RSUs granted August 15, 2008. The 71,429 RSUs vest one-third on February 14, 2009, 2010 and 2011, respectively. The 58,176 RSUs vest on August 7, 2013. Both grants were subject to accelerated vesting in the event of death, disability, termination without cause, termination for good reason (as defined in Mr. Lacovara’s employment agreement) and termination upon a Change in Control Event. As a result of the termination of Mr. Lacovara’s employment on February 9, 2009, all of these RSUs became fully vested.

(3)	Market price is calculated based on the closing price per share of common stock on December 31, 2008 of $0.86.

(4)

These are RSUs resulting from a grant of restricted stock pursuant to the Restricted Stock Grant Agreement dated September 4, 2007. The RSUs were scheduled to vest as to one-third of the shares on August 31, 2008, 2009 and 2010, respectively, if our consolidated gross revenues for the twelve months ended June 30, 2008, 2009 and 2010, respectively, were greater than 110%, 120% and 130%, respectively, of the consolidated gross revenues of the Company for the twelve months ended June 30, 2007. If the performance goal were not met at a given vesting date, the RSUs not earned at that vesting date would be deemed earned if the performance goal at the next vesting date were met, but no further “roll forward” would apply if a given tranche was not earned at the second vesting date. Further, the RSUs were subject to accelerated vesting in the event of death, disability, termination without cause, termination for good reason (as defined in Mr. Lacovara’s employment agreement) and termination upon a change in control event. As a result of the termination of Mr. Lacovara’s employment on February 9, 2009, all of these RSUs became fully vested.

(5)

100,000 of these are RSUs resulting from a grant of restricted stock on March 17, 2008, which vested as to one-third on March 16, 2009, and will vest as to one-third on March 16, 2010 and 2011, respectively. 16,509 of these are RSUs granted August 15, 2008 which vest August 7, 2013. These awards are subject to accelerated vesting in the event of death, disability, termination without cause, termination for good reason (as defined in Mr. Horin’s employment agreement) and termination upon a change in control event.

(6)

19,841 of these are shares of restricted stock granted on February 15, 2008, which will vest as to one-half on February 14, 2010 and 2011, respectively. 4,996 of these are RSUs granted August 8, 2008 which vest August 7, 2013. These awards are subject to accelerated vesting in the event of death, disability, termination without cause and termination upon a Change in Control Event.

Potential Payments upon Termination or Change in Control

          Under the terms of our employment agreements with the named executive officers, we will provide certain payments and benefits to the executive if his employment is terminated in specified circumstances, including enhanced benefits following a change in control. The following is a brief summary of these provisions, except that (i) the executive is entitled to compensation earned and vested throught the date of termination, and these entitlements are not further described, and (ii) termination provisions relating to equity awards are described above in footnotes under the table captioned Outstanding Equity Awards at Fiscal Year-End - 2008:

Messrs. Borer, Rubin and Vasinkevich:

          Under the employment agreements with these executive officers, upon termination of the executive’s employment by us other than for cause (as defined in the agreements), the individual is entitled to a lump-sum payment equal to twelve times a monthly amount equal to one-twelfth of the sum of (a) the individual’s then current base salary plus (b) the average of the annual incentive compensation paid to the individual for the full fiscal year periods from 2006 through the year preceding the termination. If, at December 31, 2008, we had terminated any of the executive’s employment not for cause, the amount of severance payable under the employment agreement would have been as follows: Mr. Borer, $448,533; Mr. Rubin, $691,576; and Mr. Vasinkevich, $1,218,591.

          The employment agreements with these executive officers also provide that, if we terminate the employment of these executive officers due to disability, we are obligated to pay a pro rata bonus for the year of termination based on full year results, which may be reduced by the amount of any payments under a disability pay policy, together with continuation of health and welfare benefits for one year. If any of those named executive officers had been terminated for disability at December 31, 2008, the amount of bonus payable would have been the same as the bonus amounts reflected in the Summary Compensation Table for 2008 (to the extent not previously paid).

Mr. Lacovara:

          Under the employment agreement with Mr. Lacovara, if we terminated Mr. Lacovara’s employment not for cause or he terminated his employment for good reason (as defined) other than within one year after a change in control, he would become entitled to cash severance payments as follows:

If such termination occurred between January 1, 2008 and July 1, 2008, additional base salary and “Level One Incentive Compensation” (defined incentive bonus amounts, which for 2008 would have been $1,850,000) payable through the end of 2008, less amounts previously paid, plus any additional annual incentive amount earnable for 2008 performance. If such termination occurred between July 1, 2008 and December 31, 2008, he would have received those same payments plus an amount equal to one-half of his average base salary and incentive compensation for the year preceding such termination. If such termination occurred after December 31, 2008, he would be entitled to receive a pro rata payment of any additional annual incentive amount earnable in the year of termination plus an amount equal to one-half of his average base salary and incentive compensation for the year preceding such termination. In all cases he would be entitled to health and welfare benefits and any long-term disability insurance generally provided to senior executives through December 31, 2009.

          Under the agreement, if we terminated Mr. Lacovara’s employment not for cause or he terminated his employment for good reason (as defined) within one year after a change in control, he would become entitled to a payment of three times his base compensation and three times his incentive compensation, subject to a reduction to the extent necessary to ensure that the total payments did not exceed the level that would trigger “golden parachute” excise taxes under Section 280G and 4999 of the Internal Revenue Code.

          If, at December 31, 2008, we had terminated Mr. Lacovara’s employment not for cause or he had terminated his employment for good reason, the amount of severance payable under his agreement would have been $475,000.

          The employment agreement with Mr. Lacovara also provided that, if we terminated his employment due to disability, we would have been obligated to pay a pro rata bonus for the year of termination based on full year results, which may have been reduced by the amount of any payments under a disability pay policy, together with continuation of health and welfare benefits for one year. If his employment had been terminated for disability at December 31, 2008, the amount of bonus payable would have been the same as the bonus amounts reflected in the Summary Compensation Table for 2008 (to the extent not previously paid).

          The agreement also provided for a payment if we elected not to extend the agreement at December 31, 2009. In such case, we would have been obligated to pay to Mr. Lacovara, in consideration for his covenant not to compete, a lump sum payment equal to nine times the amount that is equal to one-twelfth his average base salary and incentive compensation for the year preceding such termination.

          On February 9, 2009, Mr. Lacovara’s employment terminated. Under the separation agreement we entered into with him, he became entitled to a cash payment of $475,000, the payment of a cash bonus of $400,000 for the second half of calendar year 2008, and accelerated vesting of all of his stock options and stock awards.

Mr. Horin:

          Under his employment agreement, if on or before December 31, 2009 Mr. Horin’s employment is terminated by us in anticipation of or within twelve months following a change in control, or he resigns for good reason (as defined) following a change in control, he is entitled to a lump sum payment equal to his base salary for the remainder of the year in which such termination occurs plus his guaranteed bonus for such year. If a change in control had occurred at December 31, 2008 and Mr. Horin’s employment had been terminated by us without cause or he terminated his employment for good reason at that date, no additional base salary for 2008 would have been payable, and the amount of his guaranteed bonus for 2008, $350,000, to the extent not previously paid, would have been payable. The additional intrinsic value of accelerated vesting of his stock awards at December 31, 2008 (applicable to any such termination and also applicable upon a change in control without termination, or termination due to death or disability) would have been $100,199.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities that are registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

          Based solely upon a review of the Forms 3, 4 and 5 (and amendments thereto) furnished to us for the fiscal year ended December 31, 2008, we believe that our directors, officers and greater-than-10% beneficial owners complied with all applicable Section 16 filing requirements.

Compensation Committee Interlocks and Insider Participation

          None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

* * * * * * * * *

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT AUDITORS

          KPMG LLP (“KPMG”) has been our independent auditor since 2008. Their audit report appears in our annual report for the fiscal year ended December 31, 2008

          The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Selection of the independent accountants is not required to be submitted to a vote of our stockholders for ratification. However, the Board is submitting this matter to stockholders as a matter of good corporate practice. Our Audit Committee approved the engagement of KPMG as our independent accountants for the fiscal year ending December 31, 2009. If the stockholders fail to ratify the selection of KPMG, the Audit Committee will take that into consideration and may retain another firm without re-submitting the matter to the stockholders, to audit our accounts for the 2009 fiscal year. Even if stockholders ratify the selection of KPMG, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

          A representative of KPMG is expected to be present at the meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if he or she so desires.

The Board Unanimously Recommends a Vote FOR this Proposal
and Proxies that are Signed and Returned Will Be So Voted
Unless Otherwise Instructed

* * * * * * * * *

REPORT OF THE AUDIT COMMITTEE TO THE BOARD

          The Audit Committee of the Board is responsible for providing oversight of our accounting and financial reporting functions. The Board appoints the Audit Committee and its chairman annually, with the committee consisting of at least three directors.

          The Audit Committee received the written communications from KPMG LLP, the Company’s independent registered public accounting firm, that are required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with Independence Standards Board Standard No. 1 and the rules and regulations of the SEC, the Audit Committee considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the fiscal year ended December 31, 2008 is compatible with maintaining KPMG LLP’s independence and has discussed with KPMG LLP the firm’s independence from the Company.

          Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and issuing a report thereon.

          The Audit Committee reviewed and discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vo. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee reviewed and discussed with management and the Company’s independent registered public accounting firm, the audited financial statements of the Company for the year ended December 31, 2008.

          Based on the above-mentioned reviews and discussions with management and the Company’s independent registered public accounting firm, the Audit Committee, exercising its business judgment, recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

          This report is submitted on behalf of the members of the Audit Committee:

Richard Cohen, Chairman Winston Churchill Peter F. Drake

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Audit Committee shall not be incorporated by reference into any such filings.

* * * * * * * * *

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Committee Pre-Approval Policy

          Under the policies and procedures established by our Audit Committee, each engagement for audit and permissible non-audit services to be provided by our independent registered public accounting firm must be approved by the Audit Committee. The preapproval policy prohibits the independent registered public accounting firm from providing the following services: bookkeeping or other services related to our accounting records or financial statements; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management function services; human resource services; broker-dealer, investment adviser or investment banking services; legal services; and expert services unrelated to the audit.

Service Fees Paid to the Independent Registered Public Accounting Firm

          Marcum & Kliegman LLP (“MK”) served as our independent auditors with respect to the fiscal year ended December 31, 2007 and the first two quarters of 2008. KPMG served as our independent auditors with respect to the third quarter of 2008 and the fiscal year ended December 31, 2008. The following is the breakdown of the aggregate fees billed by each of MK and KPMG for the last two fiscal years:

KPMG

	2008	2007

Audit Fees	$800,000	$-
Audit Related Fees(1)	25,600	-
Tax Fees	-	-

Total	$825,600	$-

Marcum & Kleigman

	2008		2007

Audit Fees	$378,879		$685,000
Audit Related Fees	92,500	(2)	110,000	(1)
Tax Fees(3)	25,830		34,000

Total	$497,209		$829,000

(1)	Audit services in connection with accounting consultations and internal control reviews.
(2)	Employee placement fee.
(3)	Consists primarily of tax compliance and planning.

Change in Independent Registered Public Accounting Firm

          Effective on August 14, 2008 (the “Effective Date”), we dismissed MK from serving as our independent accountants and engaged KPMG as our new independent accountants. Our Audit Committee unanimously approved and authorized the change, directed the process of review of candidate firms to replace MK and made the final decision to engage KPMG.

          The reports of MK on our financial statements for the years ended December 31, 2006 and 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits of the years ended December 31, 2006 and 2007 and reviews of our financial statements as of June 30, 2008 and through the Effective Date, there were no disagreements with MK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MK, would have caused them to make reference thereto in their reports on the financial statements.

          During the two most recent fiscal years and through the Effective Date, we have not consulted with KPMG on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, in each case where a written report was provided or oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

* * * * * * * * *

ANNUAL REPORT TO STOCKHOLDERS

          We have enclosed our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (“Annual Report”) with this proxy statement. The Annual Report includes our audited financial statements for the fiscal year ended December 31, 2008, along with other financial information and management discussion us, which we urge you to read carefully.

          You can also obtain, free of charge, a copy of our annual report on Form 10-K by:

•	accessing the Investor Relations section of our website at http://www.rodm.com;

•	writing to:

Rodman & Renshaw Capital Group, Inc. – Investor Relations 1251 Avenue of the Americas New York, NY 10020; or

•	telephoning us at: (212) 356-0500.

          You can obtain a copy of our annual report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at http://www.sec.gov.

* * * * * * * * *

STOCKHOLDERS PROPOSALS FOR 2010 ANNUAL MEETING

          Pursuant to the rules of the SEC, stockholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2010 must be received by the Company not later than March 31, 2010, and must comply with the SEC’s rules in all other respects.

          Other stockholder proposals to be presented at the annual meeting in 2010, including director nominations, must comply with the notice requirements of the Company’s Bylaws and be delivered to the Company not later than April 30, 2010, nor earlier than April 1, 2010. Any such proposals should be sent via means that afford proof of delivery to the Secretary at the Company’s principal executive offices.

Other Information

          The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview, telephone and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for benefical owners of our common stock.

          Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted “FOR” all of the proposals described in this proxy statement.

Householding

          The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you would like to receive a separate copy of this year’s Proxy Statement or Annual Report from us directly, please contact us by:

•	writing to:

Rodman & Rensaw Capital Group, Inc. – Investor Relations 1251 Avenue of the Americas New York, NY 10020; or

•	telephoning us at: (212) 356-0500.

* * * * * * * * *

OTHER MATTERS

          Our Board of Directors does not know of any other matters that are to be presented for action at the Meeting. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

----------------------------
          Important notice regarding Internet availability of proxy materials for the 2009 Annual Meeting to be held on February 5, 2010

The proxy materials for the Annual Meeting, including the 2008 Annual Report and Proxy Statement, are available online at http://www.rodm.com
----------------------------

BY ORDER OF THE BOARD

Gregory R. Dow, Secretary

Dated: January 15, 2010

PROXY CARD

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN
THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND
YOUR COOPERATION WILL BE APPRECIATED.

RODMAN & RENSHAW CAPITAL GROUP, INC.
1251 AVENUE OF THE AMERICAS
NEW YORK, NY 10020
(212) 356-0500 Telephone

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
RODMAN & RENSHAW CAPITAL GROUP, INC.
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 5, 2010.

The undersigned hereby appoints Edward Rubin and David Horin as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated below, all the shares of Common Stock of Rodman & Renshaw Capital Group, Inc. (the “Company”) held of record by the undersigned on January 8, 2010, at the Annual Meeting of Stockholders of the Company, to be held at our corporate headquarters located at 1251 Avenue of the Americas, New York, New York 10020, 20th Floor, on February 5, 2010 at 4:30 P.M., EST, or any adjournment thereof.

----------------------------
Important notice regarding Internet availability of proxy materials for the 2009 Annual Meeting to be held on February 5, 2010

The proxy materials for the Annual Meeting, including the 2008 Annual Report and Proxy
Statement, are available online at http://www.rodm.com
----------------------------

INSTRUCTIONS: PLEASE INDICATE YOUR SELECTION BY PLACING AN “X” IN THE APPROPRIATE BOXES BELOW.

1.     ELECTION OF DIRECTORS.

Wesley K. Clark	John J. Borer III	Peter F. Drake	Marvin I. Haas
Michael Vasinkevich	Winston Churchill	Sam Dryden
Edward Rubin	Richard M. Cohen	Mark L. Friedman

☐ FOR THE ELECTION OF ALL NOMINEES
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT:

2.     TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE 2009 FISCAL YEAR.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment thereof.

Please indicate whether you will attend the annual meeting of stockholders on February 5, 2010.

I ☐ plan	☐ do not plan to attend the annual meeting.

[NOTE: the foregoing is required for building security clearance.]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Dated: _____________________, 2010

Signature of Stockholder

Signature if held jointly

Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE READ, COMPLETE, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.